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EXHIBIT 4.2.1

                           CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF DESIGNATION
                   OF PREFERENCES OF SERIES B PREFERRED STOCK
                                       OF
                                XATA CORPORATION,
                             A MINNESOTA CORPORATION

The undersigned, Craig S. Fawcett, hereby certifies that:

         (a) He is the duly elected and acting Chief Executive Officer of Xata Corporation, a Minnesota corporation (the "Corporation").

         (b) On December 8, 2003, the Corporation filed with the Secretary of State of the State of Minnesota the Certificate of Designation of Preferences of Series B Preferred Stock of Xata Corporation (the "Certificate of Designation").

         (c) Pursuant to the authority conferred upon the Board of Directors of the Corporation by Section 3.2 of the Corporation's Restated Articles of Incorporation (the "Articles"), the Board of Directors of the Corporation on January 13, 2004, adopted the following resolutions amending the following provisions of the Certificate of Designation;

         WHEREAS, the Board of Directors of the Corporation desires to amend and restate certain of the powers, rights, preferences, qualifications, limitations and restrictions relating to the Series B Preferred Stock:

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles, the following sections of the Certificate of Designation are amended as follows:

         1. Amendment and Restatement of Section 4(D). Section 4(D) is amended and restated in full to read as follows:

                  "(D) For purposes of this Section 4, unless waived in writing by holders of sixty percent (60%) of the outstanding shares of Series B Preferred Stock, a Change of Control shall be deemed to be a Liquidation Event and shall entitle the holders of Series B Preferred Stock to receive proceeds from such Liquidation Event (including payments at closing, and at each date after the closing on which additional amounts are paid to stockholders of the Corporation as a result of the Liquidation Event) in cash, securities or other property (valued as provided in Section 4(E) below) in the amount specified in this Section 4. A "Change of Control" shall mean (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by an acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or person

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         or group in which in excess of forty percent (40%) of the voting power of the Corporation's outstanding Common Stock is transferred; (ii) a sale of all or substantially all of the assets of the Corporation; or
         (iii) the beneficial acquisition from the Corporation by any person or group in a transaction or series of related transactions in which such person or group holds in excess of forty percent (40%) of the voting power of the Corporation's outstanding Common Stock following such transaction."

         2.       Amendment of Section 5(A)(i) Caption.

         The caption to Section 5(A)(i) is hereby amended to be entitled "Optional Redemption by the Corporation."

         3.       Amendment of Sections 5(A) and 5(B).

         (a) Section 5(A)(ii) is hereby amended and restated in full to read as follows:

                  "(ii)    At the Request of the Holders:

                  (A) The holders of sixty percent (60%) of the Series B Preferred Stock may, by written notice to the Corporation (the "Election Notice"), require the Corporation to redeem the outstanding shares of Series B Preferred Stock at any time following the first to occur of: (a) the Maturity Date (as defined in Section 5(A)(i)), (b) the delivery of an Acceleration Event Notice (as defined below) or (c) a Change in Control. Any such Election Notice shall specify a date upon which such redemption shall occur (the "Redemption Date"); provided, however, that if the redemption is related to the passing of the Maturity Date or a Change of Control, then (i) the Election Notice shall be given not less than sixty
                           (60) days nor more than ninety (90) days prior to the requested Redemption Date, and (ii) at least thirty
                           (30) days but no more than sixty (60) days prior to the Redemption Date the Corporation shall send a notice (a "Redemption Notice") to all holders of Series B Preferred Stock setting forth (A) the Redemption Date, (B) the Redemption Price for the shares of Series B Preferred Stock to be redeemed, and (C) the place at which such holders may obtain payment of their respective portions of the Total Redemption Price upon surrender of their share certificates. If redemption is being sought in connection with an Acceleration Event, the Corporation shall set the Redemption Date on a date as soon as practicable following the occurrence of the Acceleration Event, and shall send the Redemption Notice to all holders of Series B Preferred Stock as far as practicable in advance of the Redemption Date. The Corporation shall effect such redemption on the Redemption Date by paying the Redemption Price in exchange for each share of Series B Preferred Stock.

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                  (B)      Notwithstanding the foregoing, the Corporation may
                           decline to redeem any or all of the Series B
                           Preferred Stock (provided that any redemption in part shall be pro rata across holders) and in such case, the Preferred Dividend described in Section 3 shall increase from four percent (4%) per annum to ten percent (10%) per annum and shall be compounded semi-annually from the date of the Election Notice.

                  (C) Notwithstanding the above, any holder of Series B Preferred Stock may convert such shares into Common Stock pursuant to Section 6(A) prior to the date immediately preceding the Redemption Date.

                  (D) For purposes of this Section 5(A)(ii), an Acceleration Event shall consist of (i) any judgment against the Corporation in excess of $10,000,000 unless such judgment is stayed within sixty (60) days of the date of such judgment; (ii) any event of default under any indebtedness of the Corporation that causes $10,000,000 or more of such indebtedness to accelerate; or (iii) an event of bankruptcy, an assignment for the benefit of creditors or similar event. The Corporation shall, on the date an Acceleration Event (as defined below) occurs, or as soon as reasonably practicable thereafter (but in no event later than five (5) days following the date of an Acceleration Event), provide a written notice to all holders of Series B Preferred Stock with a description of the facts giving rise to the Acceleration Event (the "Acceleration Event Notice")."

         (b)      Section 5(A)(iii) is hereby deleted in its entirety.

         (c) Section 5(B) is hereby amended and restated in full to read as follows:

                  "(B)     Method of Redemption.

                           (i) On or prior to the Redemption Date, the Corporation shall deposit the Total Redemption Price of the shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund (an "Eligible Institution"), with irrevocable instructions and authority to the Eligible Institution to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any money deposited by the Corporation pursuant to this Section 5(B) for the redemption of shares thereafter converted into shares of Common Stock pursuant to
                  Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(B) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Corporation promptly upon its written request, and each holder of

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                  Preferred Stock shall thereafter look only to the Corporation for payment of the Redemption Price.

                           (ii) Each holder of shares of Series B Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the holder of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Total Redemption Price, all rights of the holder of such shares as holder of Series B Preferred Stock (except the right to receive the Redemption Price per share without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that any shares of Series B Preferred Stock are not redeemed due to a default in payment by the Corporation, due to the election by the Corporation not to effect the redemption, pursuant to Section 5(A)(ii)(B), or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed."

                                      * * *

         RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file the Amendment to Certificate of Designation of Preferences of Series B Preferred Stock in accordance with Minnesota law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the undersigned has executed this certificate and does affirm the foregoing as true under penalty of perjury this 13th day of January, 2004.

                                                 /s/ Craig S. Fawcett
                                            ------------------------------------
                                            Craig S. Fawcett
                                            Chief Executive Officer